EXHIBIT 10.1

December 31, 2024

By Email
Mr. Dale White

Dale:

The purpose of this letter is to further formalize our agreement with respect to your termination of employment with MultiPlan Corporation (“MultiPlan”), and your transition to the role of Senior Advisor. Reference is made to your Employment Agreement with MultiPlan, effective as of January 31, 2022 (the “Employment Agreement”) and that certain side letter with MultiPlan dated as of December 28, 2023 (the “Side Letter”), and any capitalized terms not otherwise defined herein will have the same meaning as set forth in the Side Letter. Specifically:

•For purposes of the Side Letter, your initial term will end on December 31, 2024 (the “Employment Termination Date”). As provided in the Side Letter or as otherwise set forth below, upon such date:

◦Your employment with MultiPlan will terminate, and other than with respect to your continued service on the Board and your position as Strategic Advisor, you will resign from any and all roles and positions you hold with MultiPlan and its subsidiaries. During your continued employment through December 31, 2024, you will continue to receive your Executive Chairman Base Salary;

◦You will be paid for any accrued and unused paid time off as part of your final Executive Chairman paycheck;

◦It is hereby agreed that the cash bonus amount payable to you for 2024 is $93,797, payable no later than January 15, 2025;

◦Subject to your execution and delivery of a customary release of claims (without revocation of such release) and continued compliance with the Restrictive Covenants, you will receive the severance benefits in the form and subject to the conditions and limitations set forth in the Side Letter, including, without limitation, (i) a lump sum payment equal to $1,500,000, payable within sixty (60) days following the termination of employment (or such later date as necessary to comply with Section 409A of the Internal Revenue Code; provided that the terms and conditions of Section 21 of the Employment Agreement, which are hereby incorporated by reference, shall continue to apply) and (ii) subject to your timely election of, continued eligibility for, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), MultiPlan shall pay directly, or reimburse you for, the premium costs under COBRA for yours and, where applicable, your eligible spouse and dependents, for a period of eighteen (18) months following end of your termination of employment under one of MultiPlan’s group medical plans (with any direct payment by MultiPlan or reimbursement to you treated as income to you)(provided that in the event that you obtain other employment that offers group health benefits, such continuation of coverage by MultiPlan shall immediately cease). Notwithstanding the foregoing, if MultiPlan’s obligations contemplated hereunder would result in the imposition of excise taxes on MultiPlan for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), MultiPlan shall discontinue the COBRA-related payments provided for herein.

◦You will continue to serve on the Board as a director following the Employment Termination Date, and for so long as you continue to provide services on the Board, you shall be entitled to receive a $150,000 cash annual retainer, payable quarterly in arrears, pro-rated for any partial year of services on the Board; and

◦You will continue to vest in your equity-based compensation for so long as you serve on the Board, as set forth in the Side Letter.

◦As set forth in the Side Letter, either you or MultiPlan may terminate your services on the Board for any reason and all payments shall immediately cease, provided that a termination of your services as a director on the Board, other than for Cause, will constitute a Qualifying Retirement (as defined in the Employment Agreement) and any portion of the Annual Grants, including the 2024 Equity Grant, that would have vested on or prior to the first anniversary of the date of termination, but for such Qualifying Retirement, shall immediately vest upon such Qualifying Retirement.

•Immediately following the Employment Termination Date, MultiPlan will engage you as a consultant to serve as Strategic Advisor to MultiPlan. The term of such engagement as Strategic Advisor will continue through the first anniversary of the Employment Termination Date and auto-renew for additional one-year periods on each subsequent anniversary of the Employment Termination Date; provided that either MultiPlan or you can terminate the engagement for any or no reason by providing not less than 30-days’ written notice to the other party. As Strategic Advisor, you will have such duties as may be agreed upon between you and the Chief Executive Officer from time to time (the “Consulting Services”). The time commitment associated with the provision of the Consulting Services are expect to be not more than 20% of the average level of services provided by you under the Employment Agreement and Side Letter during the preceding 36-month period.

•Your sole compensation for services rendered as a Strategic Advisor shall be $50,000 annually (the “Advisor Fee”), payable quarterly in arrears, and pro-rated for any partial quarter of service as a Strategic Advisor. MultiPlan will also reimburse you for reasonable out-of-pocket expenses incurred by you in performing the consulting services contemplated hereunder in accordance with the applicable expense reimbursement policies of MultiPlan as in effect from time to time.

•Following the Employment Termination Date, you shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company, other than as set forth in the Side Letter. With respect to the Advisor Fee, and consistent with your status as an independent contractor, you shall be solely responsible for the payment of all income, social security, employment-related, or other taxes incurred as a result of your services as a Strategic Advisor and for all obligations, reports, and timely notifications relating to such taxes. No amount will be withheld from any Advisor Fee made to you hereunder.

•Except as set forth herein, the terms of the Side Letter shall remain in full force and effect, including with respect to the treatment of your outstanding equity-based compensation and eligibility to receive the severance compensation and benefits set forth in the Side Letter; provided the payment of such payments may be delayed in compliance with Section 409A of the Internal Revenue Code.
•This letter shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of New York.

[Signature Page to Follow]

To confirm your agreement with the above terms, please sign where indicated below and return the executed copy to MultiPlan.

Sincerely,

MultiPlan Corporation (or any successor thereto)

/s/ Travis Dalton
By: Travis Dalton
Title: Chief Executive Officer

Agreed and Accepted:

/s/ Dale White
Dale White
Date: December 31, 2024